Exhibit 1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered as of April 1, 2016 by and among Daniel G. Cohen (“Cohen”), Bay Pond Partners, L.P. (“Bay Pond Partners”) and Bay Pond Investors (Bermuda) L.P (“Bay Pond Investors” and, together with Bay Pond Partners, the “Investors”), and, solely with respect to Section 1.4, Section 12 and Section 13, FinTech Acquisition Corp. (the “Company”).

RECITALS

WHEREAS,  the Company and FTS Holding Corporation (“Seller”) have entered into an agreement and plan of merger, dated as of March 7, 2016 (the “Merger Agreement”), whereby the Company will acquire Seller through the merger of Seller with and into a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, pursuant to certain provisions in the Company’s Amended and Restated Certificate of Incorporation, a holder of public shares may demand that the Company redeem such public shares in connection with the Merger for the right to receive his or her pro rata share of the amounts held in the trust account established in connection with the Company’s initial public offering (“Redemption Rights”);

WHEREAS, Cohen holds shares of common stock (“Common Stock”) of the Company and desires to sell to each Investor, and each Investor, severally and not jointly, desires to purchase from Cohen, that number of shares of Common Stock set forth opposite such Investor’s name on Exhibit A (which aggregate number of shares for all Investors together shall be 125,000 shares of Common Stock (the “Shares”)), pursuant to the terms set forth herein; and

WHEREAS, the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are subject to certain restrictions, including restrictions on transfer (the “Transfer Restrictions”), under that certain Letter Agreement, dated February 12, 2015 (the “Letter Agreement”), by and among the Company, its officers, its directors, FinTech Investor Holdings, LLC (the “Sponsor”) and certain other stockholders of the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Investor and Cohen hereby agree as follows:

1.              Terms of Sale and Purchase.

1.1.         Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, Cohen hereby agrees that if (i) neither Investor exercises its Redemption Rights in connection with the Merger, (ii) immediately prior to the effective time of the Merger, Investors hold, in the aggregate, at least 500,000 shares of Common Stock (other than the acquisition of the Shares contemplated hereunder), (iii) the Merger is approved by the Company’s stockholders and consummated, and (iv) each Investor agrees in writing to be bound by  Sections 3(b), (d), (e), (f) and (g) and Sections 16 through 21 of the Letter Agreement solely with respect to the Shares by signing the Joinder attached hereto as Exhibit B (the “Joinder”), then Cohen will, at the closing of the Merger (“Closing”), sell to each Investor (the “Transfer”) that number of shares of Common Stock set forth opposite such Investor’s name on Exhibit A  at a per share price equal to $0.0064 .  With respect to each Investor, the aggregate amount to be paid for the Shares purchased by it hereunder shall be the amount set forth opposite such Investor’s name on Exhibit A (such Investor’s “Purchase Price”).

1.2.         Delivery of Shares; Consideration.  At Closing, (i) Cohen shall deliver the Shares to Investors via electronic delivery through the Company’s transfer agent and (ii) upon receipt thereof, each Investor shall pay to Cohen an amount equal to such Investor’s Purchase Price.  Each Investor shall deliver its Purchase Price to Cohen in immediately available funds by wire transfer.

1.3.         Assignment of Registration Rights.  Concurrent with the Transfer, Cohen hereby assigns all of its rights, duties and obligations with respect to the Shares under that certain Registration Rights Agreement, dated February 12, 2015, by and among the Company, Cantor Fitzgerald & Co. and certain other stockholders of the Company (the “Registration Rights Agreement”) and hereby represents and confirms to each Investor that, upon such Investor’s receipt of such Shares and execution of the Joinder, (i) each Investor shall be a “Holder” under the Registration Rights Agreement and (ii) the Shares shall be “Registrable Securities” under the Registration Rights Agreement.  Cohen shall provide written notice to the Company of such assignment in accordance with Section 5.2.5 of the Registration Rights Agreement.  Each Investor shall provide to the Company a written agreement in accordance with Section 5.2.5 of the Registration Rights Agreement (which shall be satisfied by the execution of the Joinder) agreeing to be bound by the terms and provisions of the Registration Rights Agreement as a “Holder” thereunder with respect to the Shares (upon acquisition thereof) as “Registrable Securities” thereunder.

1.4.         Restrictions on Transfer; Joinder.  Cohen shall not transfer or assign any interest in the Shares prior to the termination of this Agreement (other than in accordance with this Agreement).   The Company shall not respect any transfer of the Shares prior to the termination of this Agreement (other than in accordance with this Agreement).  Promptly following execution of this Agreement (but no later than the date hereof), the Company and Cohen shall deliver to Continental Stock Transfer & Trust Company, LLC, the Company’s transfer agent, a letter instructing the transfer agent that the Shares are subject to transfer restrictions pursuant to this Agreement and to place appropriate stop transfer restrictions on the Shares, and that any transfer of the Shares must be made in accordance with this Agreement. In addition, the Company shall promptly countersign the Joinder after the Investors have signed the Joinder.

1.5.         Adjustment to Share Amounts.  If at any time the number of outstanding shares of Common Stock is increased or decreased by a consolidation, combination, stock split, reverse stock split or reclassification of Common Stock or other similar event, then, as of the effective date of such consolidation, combination, stock split, reverse stock split, reclassification or similar event, any number of shares of Common Stock referenced in this Agreement shall be adjusted in proportion to such increase or decrease in outstanding shares of Common Stock.

1.6.         Other Documents. The parties to this Agreement agree to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

1.7.         Termination.  This Agreement and each of the obligations of the undersigned parties shall terminate on earlier of (a) the termination of the Merger Agreement or (b) Closing of the Merger and the transfer of the Shares.

2.              Representations and Warranties of Investor.  Each Investor represents and warrants to, and agrees with, the Company that:

2.1.         No Government Recommendation or Approval.  Investor understands that no federal or state agency has passed upon or made any recommendation or endorsement of the Company or the offering of the Shares.

2.2.         Accredited Investor.  Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and acknowledges that the sale contemplated hereby is being made in reliance, among other things, on a private placement exemption to “accredited investors” under the Securities Act and similar exemptions under state law.

2.3.         Intent.  Investor is purchasing the Shares solely for investment purposes, for such Investor’s own account (and/or for the account or benefit of its members or affiliates, as permitted), and not with a view to the distribution thereof and Investor has no present arrangement to sell the Shares to or through any person or entity except as may be permitted hereunder.

2.4.         Restrictions on Transfer.

2.4.1.            Investor acknowledges and agrees that, prior to their transfer hereunder, the Shares are subject to the Transfer Restrictions and certain other restrictions as set forth in the Letter Agreement.

2.4.2.            Investor acknowledges and understands the Shares are being offered in a transaction not involving a public offering in the United States within the meaning of the Securities Act and have not been registered under the Securities Act and, if in the future Investor decides to offer, resell, pledge or otherwise transfer Shares, such Shares may be offered, resold, pledged or otherwise transferred only (A) pursuant to an effective registration statement filed under the Securities Act, (B) pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act, if available, or (C) pursuant to any other available exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of any state or any other jurisdiction.  Investor agrees that, if any transfer of its Shares or any interest therein is proposed to be made, as a condition precedent to any such transfer, Investor may be required to deliver to the Company an opinion of counsel satisfactory to the Company that registration is not required with respect to the Shares to be transferred. Absent registration or another available exemption from registration, Investor agrees it will not transfer the Shares.

2.5.                Sophisticated Investor.  Investor is sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the Shares.

2.6.                Risk of Loss.  Investor is aware that an investment in the Shares is highly speculative and subject to substantial risks.  Investor is cognizant of and understands the risks related to the purchase of the Shares, including those restrictions described or provided for in this Agreement and the applicable provisions of the Letter Agreement pertaining to transferability.  Investor is able to bear the economic risk of its investment in the Shares for an indefinite period of time and able to sustain a complete loss of such investment.

2.7.                Independent Investigation.  Investor, in making the decision to purchase the Shares, has relied upon an independent investigation of the Company and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from Cohen or any other representatives or agents of Cohen, other than as set forth in this Agreement. Investor is familiar with the business, operations and financial condition of the Company and has had an opportunity to ask questions of, and receive answers from the Company’s management concerning the Company and the terms and conditions of the proposed sale of the Shares and has had full access to such other information concerning the Company as Investor has requested. Investor confirms that all documents that it has requested have been made available and that Investor has been supplied with all of the additional information concerning this investment which Investor has requested.

2.8.                Organization and Authority.  Investor is duly organized and existing under the laws of the jurisdiction in which it was organized and it possesses all requisite power and authority to purchase the Shares, enter into this Agreement and perform all the obligations required to be performed by Investor hereunder.

2.9.                Authority. This Agreement has been validly authorized, executed and delivered by Investor and (assuming due authorization, execution and delivery by Cohen and the Company) is a valid and binding agreement enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by equitable principles of general application and except as enforcement of rights to indemnity and contribution may be limited by federal and state securities laws or principles of public policy.

2.10.         No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Investor of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) Investor’s organizational documents, (ii) any agreement or instrument to which Investor is a party or (iii) any law, statute, rule or regulation to which Investor is subject, or any order, judgment or decree to which Investor is subject.

2.11.         No Legal Advice from Cohen.  Investor has had the opportunity to review this Agreement and the transactions contemplated by this Agreement, the Registration Rights Agreement and the Letter Agreement with Investor’s own legal counsel and investment and tax advisors.  Except for any statements or representations of Cohen  made in this Agreement, Investor is relying solely on such counsel and advisors and not on any statements or representations of Cohen or any of his representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

2.12.         Reliance on Representations and Warranties.  Investor understands the Shares are being offered and sold to Investor in reliance on exemptions from the registration requirements under the Securities Act, and analogous provisions in the laws and regulations of various states, and that Cohen is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Investor set forth in this Agreement in order to determine the applicability of such provisions.

2.13.         No General Solicitation.  Investor is not subscribing for the Shares as a result of or subsequent to any general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio.

2.14.         Brokers. No broker, finder or intermediary has been paid or is entitled to a fee or commission from or by Investor in connection with the purchase of the Shares nor is Investor entitled to or will accept any such fee or commission.

2.15.         Other Information.  Investor acknowledges and understands that (i) Cohen may possess material nonpublic information regarding the Company not known to Investor that may impact the value of the Shares, including, without limitation, (x) information received by Cohen in his capacities as a director, officer and significant stockholder of the Company, (y) information otherwise received from the Company on a confidential basis, and (z) information received on a privileged basis from the attorneys and financial advisers representing the Company, (collectively, the “Information”), and (ii) Cohen  is unable to disclose the Information to Investor. Investor understands, based on its experience, the disadvantage to which it is subject due to the disparity of information between Cohen and Investor. Notwithstanding such disparity, Investor has deemed it appropriate to consummate the Transfer.  Investor agrees that Cohen shall have no liability to it whatsoever due to or in connection with Cohen’s use or non-disclosure of the Information or otherwise as a result of the Transfer, and Investor hereby irrevocably waives any claim that it might have based on the failure of Cohen to disclose the Information.

3.              Representations and Warranties of Cohen.  Cohen represents and warrants to, and agrees with, each Investor that:

3.1.         Authorization. This Agreement has been duly executed and delivered by Cohen and (assuming due authorization, execution and delivery by each Investor) constitutes Cohen’s legal, valid and binding obligation, enforceable against Cohen in accordance with its terms.

3.2.         Title to Securities.  The Shares as of the date hereof are, and immediately prior to the transfer to Investors will be, owned of record and beneficially by Cohen, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind, other than restrictions pursuant to applicable sections of the Letter Agreement and the Voting Agreement dated March 7, 2016 between Cohen, the Company and the other parties signatory thereto.   The Shares, when transferred to the Investors as provided herein, will be free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (other than transfer restrictions under applicable securities laws and applicable restrictions under the Letter Agreement to the extent set forth in the Joinder).

3.3.         No Conflicts.  The execution, delivery and performance of this Agreement and the consummation by Cohen of the transactions contemplated hereby do not (i) conflict with, or constitute a default under any agreement or instrument to which Cohen is a party or by which it is bound or (ii) violate any law statute, rule or regulation to which Cohen is subject or any order, judgment or decree to which Cohen is subject. Other than any SEC or state securities filings which may be required to be made by Cohen subsequent to the transfer of Shares, and any registration statement which may be filed pursuant thereto, Cohen is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or self-regulatory entity in order for it to perform any of its obligations under this Agreement or transfer the Shares in accordance with the terms hereof.

3.4.         No General Solicitation.  Cohen has not offered the Shares by means of any general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio.

3.5.         Sophisticated Investor.  Cohen is sophisticated in financial matters and able to evaluate the risks and benefits of selling the Shares.

3.6.         Independent Investigation.  Cohen, in making the decision to sell the Shares, has relied upon an independent investigation of the Company and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from the Investors or any other representatives or agents of the Investors, other than as set forth in this Agreement. Cohen is familiar with the business, operations and financial condition of the Company and has had an opportunity to ask questions of, and receive answers from the Company’s management concerning the Company and the terms and conditions of the proposed sale of the Shares and has had full access to such other information concerning the Company as Cohen has requested. Cohen confirms that all documents that it has requested have been made available and that Cohen has been supplied with all of the additional information concerning this investment which Cohen has requested.

3.7.         Purchase Price.   Cohen acknowledges and understands that the Purchase Price was determined through arms-length negotiations between Cohen and each Investor and may not reflect the current fair market value of the Shares and the Shares may increase in value after the date hereof and that Cohen shall not realize the upside potential with respect to the Shares.

3.8.         No Legal Advice from the Investors.  Cohen has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Cohen’s own legal counsel and investment and tax advisors.  Except for any statements or representations of the Investors made in this Agreement, Cohen is relying solely on such counsel and advisors and not on any statements or representations of the Investors or any of their respective representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

3.9.         Brokers. No broker, finder or intermediary has been paid or is entitled to a fee or commission from or by Cohen in connection with the sale of the Shares nor is Cohen entitled to or will accept any such fee or commission.

3.10.        Reliance on Representations and Warranties.  Cohen understands and acknowledges that the Investor is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Cohen set forth in this Agreement.

4.              Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.  With respect to any suit, action or proceeding relating to the transactions contemplated hereby, the undersigned irrevocably submit to the jurisdiction of the federal or state courts located in the Borough of Manhattan in New York City, which submission shall be exclusive.

5.              Assignment; Entire Agreement; Amendment

5.1.         Assignment. Any assignment of this Agreement or any right, remedy, obligation or liability arising hereunder by either Cohen or either Investor to any person that is not an affiliate of such party shall require the prior written consent of the other party.

5.2.         Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

5.3.         Amendment.  Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

5.4.         Binding upon Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and permitted assigns.

6.              Notices.  Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered or sent by facsimile or other electronic transmission with copy sent in another manner herein provided or sent by courier (which for all purposes of this Agreement shall include Federal Express or other recognized overnight courier) or mailed to said party by certified mail, return receipt requested, at its address provided for herein or such other address as either may designate for itself in such notice to the other.  Communications shall be deemed to have been received when delivered personally, on the scheduled arrival date when sent by next day or 2nd-day courier service, or if sent by facsimile upon receipt of confirmation of transmittal or, if sent by mail, then three days after deposit in the mail. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by electronic mail, when directed to an electronic mail address at which the party has provided to receive notice; and (b) if by any other form of electronic transmission, when directed to such party.

7.              Counterparts.  This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8.              Survival; Severability

8.1.               Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the closing of the transactions contemplated hereby.

8.2.               Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

9.              Headings.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.       No Publicity. Cohen agrees that, other than as required by Cohen or the Company under the Securities Act, the Securities Exchange Act of 1934, as amended, or other applicable laws and regulations, including the rules of any national securities exchange on which the Company’s securities are listed, Cohen will not, without the prior written consent of an Investor, publicly disclose the name of such Investor or any of its affiliates or investment advisors.

11.       Non-Circumvention.  Cohen and each Investor each hereby covenant and agree that such party will not, through any reorganization, transfer of assets, transfer of equity interests, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any terms of this Agreement, and will at all times in good faith carry out all of the provisions of this Agreement and take all action as may be required to protect the rights of Cohen and the Investors hereunder.

12.       Closing of Merger.  The Company represents and warrants to the Investors that until the Merger is consummated, there are material conditions to the consummation of the Merger.

13.       Independent Nature of Rights and Obligations.  The obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement.  The decision of each Investor to purchase Shares pursuant to this Agreement has been made by such Investor independently of any other Investor.  Nothing contained herein, and no action taken by any party pursuant hereto, shall be deemed to constitute the Investors and Cohen as, and the Company and Cohen acknowledge that the Investors and Cohen do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors and Cohen are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any matters, and the Company and Cohen acknowledge that the Investors and Cohen are not acting in concert or as a group, and neither the Company nor Cohen shall assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement.  Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement.  Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.  It is expressly understood and agreed that each provision contained in this Agreement is between Cohen and an Investor, solely, and not between Cohen and the Investors collectively and not between and among the Investors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen

BAY POND PARTNERS, L.P.

By: Wellington Management Company LLP, as investment adviser

By:	/s/ Emily Babalas
	Name:	Emily Babalas
	Title:	Managing Director and Counsel

BAY POND INVESTORS (BERMUDA) L.P.

By: Wellington Management Company LLP, as investment adviser

By:	/s/ Emily Babalas
	Name:	Emily Babalas
	Title:	Managing Director and Counsel

[Signature Page to Stock Purchase Agreement]

FINTECH ACQUISITION CORP.

By:	/s/ James J. McEntee, III
Name: James J. McEntee, III
Title: Chief Financial Officer and Chief Operating Officer

Exhibit A

Investor	Shares Purchased	Consideration
Bay Pond Partners, L.P.	65,210	$417.34
Bay Pond Investors (Bermuda) L.P.	59,790	$382.66

Exhibit B

Joinder

FINTECH ACQUISITION CORP.

JOINDER

LETTER AGREEMENT

REGISTRATION RIGHTS AGREEMENT

, 2016

Reference is made to that certain Stock Purchase Agreement, dated as of April 1, 2016 (the “Purchase Agreement”), by and among Daniel G. Cohen, Bay Pond Partners, L.P., Bay Pond Investors (Bermuda) Partners L.P. and FinTech Acquisition Corp. (the “Company”) pursuant to which each of the undersigned entities acquired Shares from Daniel G. Cohen.  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

By executing this joinder, each undersigned entity hereby agrees, as of the date first set forth above, that such entity (i) shall become a party to that certain Letter Agreement, dated February 12, 2015 (the “Letter Agreement”), by and among the Company, and FinTech Investor Holdings, LLC, DGC Family FinTech Trust, Betsy Z. Cohen, Daniel G. Cohen, Walter T. Beach, Frank Mastrangelo, James J. McEntee, III, Shami Patel and Alan Joseph Ferraro (the “Initial Stockholders”), solely with respect to Sections 3(b), (d), (e), (f) and (g) and Sections 16 through 21 of the Letter Agreement, and shall be bound by, and entitled to the rights provided under, the terms and provisions of such sections of the Letter Agreement as an Insider (as defined therein) solely with respect to the Shares; and (ii) shall become a party to that certain Registration Rights Agreement, dated February 12, 2015 (the “Registration Rights Agreement”), by and among the Company, the Initial Stockholders and Cantor, Fitzgerald & Co., and shall be bound by the terms and provisions of the Registration Rights Agreement as a Holder (as defined therein) and entitled to the rights of a Holder under the Registration Rights Agreement and the Shares shall be “Registrable Securities” thereunder.

This joinder may be executed in two or more counterparts, and by facsimile, all of which shall be deemed an original and all of which together shall constitute one instrument.

Bay Pond Partners, L.P.

By: Wellington Management Company LLP, as investment adviser

By:
Name:
Title:

Bay Pond Investors (Bermuda) Partners L.P.

By: Wellington Management Company LLP, as investment adviser

By:
Name:
Title:

[Joinder to Letter Agreement and Reg Rights Agreement — Bay Pond Entities]

ACKNOWLEDGED AND AGREED:

FINTECH ACQUISITION CORP.

By:
Name: James J. McEntee, III
Title: Chief Financial Officer and Chief Operating Officer

[Joinder to Letter Agreement and Reg Rights Agreement — Bay Pond Entities]